Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “THE FINITE SOLAR FUND”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 2021, AT 3:40 O`CLOCK P.M.

4707072 8100 Authentication: 202275671

SR# 20210090945 Date: 01-13-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the statutory trust is The Finite Solar Fund (the "Trust").

Second: The name and address of the Registered Agent in the State of Delaware is: Capitol Services, Inc., 1675 South State Street, Suite B, Dover, DE 19901.

Third: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company llll.der the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.).

Fourth: Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

Fifth: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as January 8, 2021.

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Title: Initial Trustee

State of Delaware Secretary of State Division of Corporations

Delivered 03:40 PM 01112/2021

FILED 03:40 PM 01112/2021

SR 20210090945 - File Number 4707072